GUARANTEE AGREEMENT


                  This GUARANTEE AGREEMENT (this "Agreement"), dated as of May 10, 1999, is made between each of the entities listed on Schedule 1 hereto (each a "Guarantor" and collectively the "Guarantors"), Unilab Corporation, a Delaware corporation ("Buyer"), and Physician's Clinical Laboratory, Inc., d/b/a Bio-Cypher Laboratories, a Delaware corporation (the "Company").

                  Buyer and the Company are parties to the Asset Purchase Agreement dated as of April 5, 1999 (the "Purchase Agreement"), pursuant to which the Company proposes to sell substantially all of its assets to Buyer. To induce Buyer to enter into the Purchase Agreement and as a condition to the obligations of Buyer to consummate the transactions contemplated thereunder, the Guarantors have agreed to guarantee, on a several basis, but not on a joint and several basis, the indemnification obligations of the Company under the Purchase Agreement on the terms and subject to the conditions set forth herein.

                  Accordingly, the Guarantors, Buyer and the Company agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.01 Definitions. Unless otherwise defined, all capitalized terms used in this Agreement that are defined in the Purchase Agreement shall have the respective meanings assigned to them in the Purchase Agreement.

                                   ARTICLE II

                                  THE GUARANTEE

                  Section 2.01 Guarantee. Subject to the limitations set forth in Section 2.04 below and the procedures set forth in Section 2.05 below, each Guarantor, on a several basis but not on a joint and several basis, hereby guarantees to Buyer the full and punctual payment and performance of (i) all obligations of the Company to Buyer that may arise under the Second Cash Payment Amount and Refund Adjustment under Section 2.11(d) and Section 2.12 of the Purchase Agreement (ii) all obligations of the Company to Buyer that may arise under Article 11 of the Purchase Agreement; provided, that if Buyer has exercised its right of set-off pursuant to Section 11.03 of the Purchase Agreement, the Guarantors shall have no liability under this Agreement for any breach of Section 5.08 of the Purchase Agreement, (iii) any and all Damages incurred or suffered by Buyer in connection with or as a result of any efforts by any Person to challenge the validity, legality or enforceability of the transactions provided for in the Purchase Agreement on the basis of the adequacy of the consideration paid to the Company, (iv) any and all Damages incurred or suffered by Buyer in any way relating to or arising out of or in respect of any case or other proceeding seeking the liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any substantial part of its property (any such case or other proceeding, a "Bankruptcy Proceeding") (excluding for purposes of this clause
(iv) any Damages resulting from any delay or other limitation on Buyer's ability to realize the full benefits contemplated by Sections 2.05 and 2.08 of the Purchase Agreement), and (v) any and all Damages incurred or suffered by Buyer in enforcing or obtaining payment of any amounts payable by any Guarantor hereunder (clauses (i), (ii), (iii), (iv) and (v) collectively the "Guaranteed Obligations") at such time as those obligations become due and payable in accordance with the procedures set forth in Section 2.05 of this Agreement.

                  Section 2.02 Acknowledgments, Waivers and Consents. (a) Each Guarantor acknowledges that the obligations undertaken by it under this Agreement involve the guarantee of obligations of Persons other than itself and that such obligations are absolute and irrevocable. In full recognition and in furtherance of the foregoing, each Guarantor agrees that, subject to and except as provided otherwise in the limitations set forth in Section 2.04 below and the procedures set forth in Section 2.05 below, and without affecting the enforceability or effectiveness of this Agreement in accordance with its terms and without affecting, limiting, reducing, discharging or terminating the respective liability of any Guarantor, or the rights, remedies, powers and privileges of Buyer under this Agreement, Buyer may, at any time and from time to time and without notice or demand of any kind or nature whatsoever:

                  (i) accept or receive (including from any other Guarantor) partial payments on the Guaranteed Obligations (whether as a result of the exercise of any right, remedy, power or privilege or otherwise);

                  (ii) release any Person (including any other Guarantor) from any personal liability with respect to all or any part of the Guaranteed Obligations;

                  (iii) settle, compromise, release, liquidate or enforce upon such terms and in such manner as Buyer may determine or as applicable law may dictate all or any part of the Guaranteed Obligations as to the Company;

                  (iv) proceed against the Company, any Guarantor (but only as to its Proportionate Share (as defined below) of the Guaranteed Obligations) or any other Person for or relative to all or any part of the Guaranteed Obligations and exercise the rights, remedies, powers and privileges of Buyer under the Purchase Agreement or otherwise in such order and such manner as Buyer may in its discretion determine, without any necessity first to proceed against any other Person or to enforce any right, remedy, power or privilege as to any other Person before commencing to proceed against or otherwise to enforce this Agreement as to any Guarantor; and

                  (v) enter into such other transactions or business dealings with any other Guarantor, the Company, any subsidiary or affiliate of the Company or any other Person as Buyer may desire.

         (b) The enforceability and effectiveness of this Agreement and the liability of the Guarantors, and the rights, remedies, powers and privileges of Buyer, under this Agreement shall not be affected, limited, reduced, discharged or terminated, and each Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising against the Buyer, by reason of:

                  (i) any failure of Buyer to file or enforce a claim in any bankruptcy or other proceeding with respect to the Company or any other Guarantor;

                  (ii) any Bankruptcy Proceeding commenced by or against the Company or a Guarantor, including any discharge of or ban or stay against collecting all or any part of its Guaranteed Obligation as a result of such Bankruptcy Proceeding;

                  (iii) any  action  taken by Buyer that is  authorized  by this
Section 2.02 or otherwise in this Agreement or by any other provision of the Purchase Agreement;

                  (iv) any extension, renewal, settlement, compromise, waiver or release in respect of any Guaranteed Obligation, by operation of law or otherwise;

                  (v) any modification or amendment of or supplement to the Purchase Agreement or any related document or agreement pursuant to the terms and conditions set forth therein;

                  (vi) the existence of any claim, defense, set-off or other rights which any Guarantor may have at any time against the Company, Buyer or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any claim, defense or other right, remedy, power or privilege that any Guarantor or the Company may have against Buyer by separate suit or by defense, cross-claim or counterclaim in an action brought by Buyer under this Agreement or otherwise;

                  (vii) any change in the partnership or other organizational existence, structure or ownership of the Company, any Guarantor or any other Person; or

                  (viii) the invalidity or unenforceability, in whole or in part, of the Purchase Agreement or any related document or agreement in connection with or as a result of any efforts by any Person to challenge the validity, legality or enforceability of the transactions provided for in the Purchase Agreement on the basis of the adequacy of the consideration paid to the Company.

         (c) Other than with respect to the  procedures  provided for in Section
2.05 of this Agreement, each Guarantor expressly waives, for the benefit of Buyer, all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new or additional Guaranteed Obligations.

         (d) Each Guarantor represents and warrants that it has reviewed the Purchase Agreement and is fully familiar with the transaction contemplated thereby. Except as expressly required by the terms hereof, each Guarantor hereby expressly waives and relinquishes any duty on the part of Buyer (should any such duty exist) to disclose to any Guarantor any matter of fact or other information related to the business, operations or condition (financial or otherwise) of the Company or its properties or to the Purchase Agreement or the transactions undertaken pursuant thereto or contemplated thereby.

         (e) Each Guarantor intends that its rights and obligations shall be those expressly set forth in this Agreement and that its obligations shall not be affected, limited, reduced, discharged or terminated by reason of any principles or provisions of law that conflict with the terms of this Agreement.

         (f) The Company and Buyer agree and acknowledge that, in exchange for the Guarantors' entry into this Agreement, each Guarantor, for itself and on behalf of the Company, shall have and be entitled to raise and assert, against Buyer or any other Person that may assert a claim in respect of a Guaranteed Obligation, any and all rights, remedies, powers, privileges, claims or defenses (other than set-offs to which there has not been consent by the parties, a judgment or a final determination in an arbitration) that the Company may have under the Purchase Agreement or any related document or agreement, and the Company hereby assigns to the Guarantors any and all such rights, remedies, powers, privileges, claims and defenses in their entirety.

                  Section 2.03 Separate Action. Subject to the limitations set forth in Section 2.04 below and the procedures set forth in Section 2.05 below, Buyer may bring and prosecute a separate action or actions against any Guarantor whether or not the Company or any other Guarantor is joined in any such action or a separate action or actions are brought against the Company or any other Guarantor for all or any part of the Guaranteed Obligations. The obligations of each Guarantor under, and the effectiveness of, this Agreement are not conditioned upon the existence or continuation of any other guarantee of all or any part of the Guaranteed Obligations.

                  Section 2.04 Limitation on Guarantee Amount. Notwithstanding any other provisions of this Agreement, the Guarantors' liability for the Guaranteed Obligations shall be limited as follows:

                           (a) (i) the aggregate liability of all of the Guarantors for payments on account of the Guaranteed Obligations (the "Aggregate Cap"), shall not exceed for Damages pursuant to claims (A) as to which notice has been provided to the Company and the Guarantors prior to the first anniversary of the Closing Date, $15,000,000 minus an aggregate amount equal to any and all indemnification payments the Company has paid to, on behalf of or for the benefit of Buyer or any party indemnified by the Company pursuant to the Purchase Agreement ("Company Payments") on account of such claims and (B) as to which notice has been provided to the Company and the Guarantors between the period commencing on the first anniversary of the Closing Date and ending on the Second Anniversary of the Closing Date, the lesser of (1) $10,000,000 minus any Company Payments for claims made on or after the first anniversary of the Closing Date, but prior to the Second Anniversary of the Closing Date, or (2) $15,000,000 minus the sum of
         (x) the aggregate of payments made by the Guarantors and the Company Payments paid pursuant to clause (A) above and (y) any Company Payments for claims made on or after the first anniversary of the Closing Date but prior to the Second Anniversary of the Closing Date, and (ii) the aggregate liability of each Guarantor on account of Guaranteed Obligations shall not exceed a total of that Guarantor's Proportionate Share (as defined in (c) below) of the Aggregate Cap;

                           (b) the Guarantors shall not be liable for any Guaranteed Obligations to the extent the aggregate amount of Damages to which Buyer is entitled (as established pursuant to the procedures set forth in Section 2.05 below) is less than or equal to $1.0 million (the "$1.0 million Threshold"); provided, however, that (i) this limitation shall not apply to any Damages incurred or suffered by the Buyer arising out of any Excluded Liability or pursuant to Section 2.01(i),
         Section 2.01(iii), Section 2.01(iv) or Section 2.01(v) hereof, and (ii) any Damages paid by any Guarantor pursuant to section (i) of this proviso shall not be included in the calculation of the $1.0 million Threshold; and

                           (c)  Each  Guarantor's   portion  of  any  Guaranteed
         Obligations ("Proportionate Share") is set forth as the percentage listed opposite that Guarantor's name on Schedule I to this Agreement.

                           (d) No Guarantor shall have any liability with respect to any claim by Buyer for Damages or any other Guaranteed Obligation unless it shall have received written notice of such claim in accordance with the terms hereof prior to the second anniversary of the Closing Date.

                  Section 2.05 Procedures. Buyer shall provide each Guarantor with written notice of all claims for Damages concurrently with and in the same manner as it provides or is required to provide any such notice to the Company in accordance with the provisions of Article 11 of the Purchase Agreement, whereupon the Guarantors will have the same rights as an "Indemnifying Party" under the Purchase Agreement with respect to such claims. Subject to Section 2.04(d) hereof, failure by Buyer to so notify the Guarantors shall not relieve any Guarantor from any liability hereunder to the extent such Guarantor is not prejudiced as a result thereof.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES.

                  As of the Closing Date, each Guarantor, with respect to itself, represents and warrants to Buyer that:

                  Section 3.01 Financial Information. True and complete copies of the most recent financial statements of such Guarantor, have been delivered to Buyer and each of same are true, accurate and complete and fairly present in accordance with GAAP such Guarantor's financial condition as of the dates thereof and no material and adverse change has occurred in such Guarantor's financial condition since the respective dates thereof.

                  Section 3.02 No Violation. Execution, delivery and performance by such Guarantor of its obligation hereunder, including payment by such Guarantor of its Proportionate Share of the Guaranteed Obligations will not constitute a violation of its certificate of incorporation or bylaws or other constitutive documents, any law, order, regulation, contract or agreement to which such Guarantor is a party or by which such Guarantor or such Guarantor's property may be bound.

                  Section 3.03 No Litigation. There is no litigation now pending or, to the best of such Guarantor's knowledge threatened in writing, against such Guarantor which, if adversely decided, would have a material adverse effect on such Guarantor's financial condition or ability to perform its obligations under this Agreement.

                  Section 3.04 Entity Matters. Such Guarantor is duly organized, validly existing and in good standing under the laws of its state of organization, has all requisite power and authority to execute and deliver this Agreement, to conduct its business and to own its property as now conducted or owned, and is qualified to do business in all jurisdictions where the nature and extent of its business is such that such qualification is required by law. All required entity actions and proceedings have been duly taken so as to authorize the execution, delivery and performance by such Guarantor of this Agreement, and Oaktree Capital Management, LLC ("OCM") has been duly authorized to execute this Agreement on behalf of the Guarantor. The execution, delivery and performance by such Guarantor of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

                  Section 3.05 Valid and Binding. This Agreement constitutes a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  Section 3.06 Solvency. After giving effect to its obligations hereunder, (i) the fair value of the assets of such Guarantor is greater than the total amount of such Guarantor's liabilities, including without limitation any and all fixed or contingent, matured or unmatured, disputed and undisputed liabilities; (ii) such Guarantor is able to pay all of its debts and other liabilities as the same become due and payable; and (iii) such Guarantor does not intend to, nor does it believe that it will, incur debts or other liabilities that would be beyond its ability to pay as such debts and liabilities become due and payable.

                                   ARTICLE IV

                                   COVENANTS.

                  So long as this Agreement is in effect and until payment in full of all of the Guaranteed Obligations, each Guarantor, as to itself, agrees as follows:

                  Section 4.01 Notices of Material Events. Such Guarantor will furnish to Buyer prompt written notice of the following:

                           (a) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Guarantor that, if adversely determined, could reasonably be expected to have a material adverse effect on the Guarantor's financial condition or its ability to perform its obligations under this Agreement; and

                           (b) any other development that results in, or could reasonably be expected to result in, a material adverse effect on the Guarantor's financial condition or its ability to perform its obligations under this Agreement.

                  Section 4.02 Existence; Conduct of Business. Subject to the terms of its respective constitutive documents, such Guarantor will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and any governmental approvals material to the conduct of its business.

                  Section 4.03 Payment of Obligations. Such Guarantor will pay its obligations that, if not paid, could result in a material adverse effect on the Guarantor's financial condition or ability to perform its obligations under this Agreement before any such obligation shall become materially delinquent or in default, except any such obligation (a) the validity or amount of which obligation is being contested in good faith by appropriate proceedings, or (b) with respect to which such Guarantor has set aside on its books adequate reserves. Each Guarantor shall at all times maintain its assets such that the fair value thereof is greater than such Guarantor's liabilities and such Guarantor is able to pay all of its debts and other liabilities as the same become due and payable.

                  Section 4.04 Maintenance of Properties; Insurance. Such Guarantor will: (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

                  Section 4.05 Compliance with Laws. Such Guarantor will comply with all governmental laws, rules and regulations applicable to it, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the Guarantor's financial condition or ability to perform its obligations under this Agreement.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

                  Section 5.01 Limitations on Recourse. Neither OCM nor any officer, director, member, employee, shareholder, investment manager, director, representative, fiduciary or controlling person of OCM or of any Guarantor shall have any personal obligations or liability to Buyer under or in connection with this Agreement. With respect to obligations of any Guarantor arising hereunder, Buyer shall look for payment or satisfaction solely to the assets and property of such Guarantor and not to OCM, any other affiliate of such Guarantor other than the other Guarantors or OCM, or any officer, director, member, employee, shareholder, investment manager, director, representative, fiduciary or controlling person of or investor in OCM or such Guarantor.

                  Section 5.02 Notices. All notices, requests and other communications provided for in this Agreement shall be given or made in writing and delivered by hand or courier service, mailed by certified or registered mail or sent by telecopy to the intended recipient as specified below or, as to any party, at such other address as is designated by that party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given or made upon receipt.

      To the Guarantors c/o:             Oaktree Capital Management, LLC
                                         333 South Grand Ave., 28th Floor
                                         Los Angeles, CA  90071
                                         Telephone:   (213) 830-6422
                                         Telecopy:    (213) 830-8522
                                         Attention:   Kenneth Liang

             With a copy to:             Milbank, Tweed, Hadley & McCloy LLP
                                         601 S. Figueroa Street, 30th Floor
                                         Los Angeles, CA  90017
                                         Telephone:   (213) 892-4000
                                         Telecopy:    (213) 629-5063
                                         Attention:   Robert Jay Moore/
                                                      Thomas R. Kreller

                  To Buyer:              Unilab Corporation
                                         401 Hackensack Avenue
                                         Hackensack, NJ  07601
                                         Telephone:
                                         Telecopy:    (201) 525-1331
                                         Attention:   Mark L. Bibi

               With a copy to:           Davis Polk & Wardwell
                                         450 Lexington Avenue
                                         New York, NY  10016
                                         Telephone:   (212) 450-4000
                                         Telecopy:    (212) 450-4800
                                         Attention:   Donald S. Bernstein

               To the Company:           Bio-Cypher Laboratories
                                         c/o J. Marvin Feigenbaum
                                         Westwood Marquis
                                         930 Hilgard Avenue
                                         Los Angeles, CA  90024
                                         Telecopy:  (310) 824-0355

               With a copy to:           Latham & Watkins
                                         505 Montgomery Street, Ste. 1900
                                         San Francisco, CA  94111
                                         Telephone:   (415) 391-0600
                                         Telecopy:    (415) 395-8095
                                         Attention:   Paul DeMuro

Buyer hereby agrees that it shall provide to each Guarantor copies of all notices delivered to the Company pursuant to the Purchase Agreement simultaneously with its delivery of such notices to the Company; provided, however, that any failure or delay in providing any such notice to any of the Guarantors shall only relive such Guarantors of their obligations hereunder to the extent that any such Guarantor is materially prejudiced by such failure or delay to notify.

                  Section 5.03 Reinstatement in Certain Circumstances. Subject to Section 2.04 hereof, each Guarantor's obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been performed in full. If at any time any Company Payment is required under applicable law or court order to be rescinded or must be otherwise restored or returned to the Company by Buyer, whether pursuant to a Bankruptcy Proceeding or otherwise, each Guarantor's obligations hereunder with respect the Guaranteed Obligations shall be reinstated at such time to the extent that such Company Payment is so rescinded or otherwise restored or returned by Buyer.

                  Section 5.04 Waiver by Guarantors. Subject to the terms of each of Section 2.02(f) and Section 2.05 hereof to the fullest extent permitted by law, each Guarantor irrevocably waives any right, whether legal or equitable, statutory or non-statutory, to require Buyer to proceed against or take any action against or any remedy with respect to the Company or any other Person or make presentment or demand for performance or give any notice of nonperformance before Buyer may enforce its rights hereunder against any Guarantor.

                  Section 5.05 Subrogation. Upon making payment with respect to any Guaranteed Obligation hereunder, the applicable Guarantor shall be subrogated to the rights of the payee against the Company with respect to such obligation.

                  Section 5.06 Waiver.  Subject to the  procedures  set forth in
Section 2.05 of this Agreement, no failure or delay by Buyer in exercising, nor any single or partial exercise of, any remedy, right, power or privilege under this Agreement or the Purchase Agreement shall operate as a waiver of that remedy, right, power or privilege, nor shall any single or partial exercise of that remedy, right, power or privilege preclude any other or further exercise of that remedy, right, power or privilege or the exercise of any other remedy, right, power or privilege. The remedies, rights, powers and privileges provided by this Agreement are cumulative and not exclusive of any remedies, rights, powers or privileges provided by the Purchase Agreement or by law.

                  Section 5.07 Amendments, Etc. No provision of this Agreement may be waived, modified or supplemented except by an instrument in writing signed by each of the Guarantors and Buyer.

                  Section 5.08 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of its parties and their respective successors and assigns. None of the Guarantors may assign or transfer its rights or obligations under this Agreement without the prior written consent of Buyer.

                  Section 5.09 Agreements Superseded. This Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Agreement.

                  Section 5.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable that provision in any other jurisdiction.

                  Section 5.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties to the Agreement may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by hand or by telecopy shall be effective as the delivery of a fully executed counterpart of this Agreement.

                  Section 5.12 Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK. EACH PARTY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, NEW YORK FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR IN THE FUTURE HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                  Section 5.13 Waiver of Jury Trial. EACH OF THE GUARANTORS AND BUYER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                  Section 5.14 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
Guarantee Agreement as of the date first above written.


                                 UNILAB CORPORATION,


                                 By:_______________________________
                     Title:

                                 PHYSICIAN'S CLINICAL LABORATORY, INC.,


                                 By:_______________________________
                     Title:


                   GUARANTORS:

                                 OCM OPPORTUNITIES FUND, L.P.
                                 By:  Oaktree Capital Management, LLC
                                 Its:  General Partner


                                 By:_______________________________


                                 By:_______________________________



                                 OCM OPPORTUNITIES FUND II, L.P.
                                 By:  Oaktree Capital Management, LLC
                                 Its:  General Partner


                                 By:_______________________________


                                 By:_______________________________


                       COLUMBIA/HCA MASTER RETIREMENT TRUST (Separate Account I)
                                 By:  Oaktree Capital Management, LLC
                                 Its:  Investment Manager


                                 By:_______________________________


                                 By:_______________________________


                      COLUMBIA/HCA MASTER RETIREMENT TRUST (Separate Account II)

                                 By:  Oaktree Capital Management, LLC
                                 Its:  Investment Manager


                                 By:_______________________________


                                 By:_______________________________

                                   Schedule I



Fund or Account                                                    Percentage

OCM Opportunities Fund, L.P.                                           54.0%

Columbia/HCA Master Retirement  Trust (Separate Account I)              4.0%

OCM Opportunities Fund II, L.P.                                        41.0%

Columbia/HCA Master Retirement Trust (Separate Account II)              1.0%